Exhibit 10.1

RECITALS
WHEREAS, AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), maintains the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan (the “2007 Plan”) and the AmTrust Financial Services, Inc. 2010 Omnibus Incentive Plan, as amended (the “2010 Plan”);
WHEREAS, Section 4(a) of that certain Employment Agreement dated as of January 1, 2005, by and between the Company and Barry D. Zyskind (the “Executive”), as amended pursuant to that certain Amendment dated as of October 6, 2010 (such agreement as so amended, the “Employment Agreement”), provides that, subject to certain conditions, the Company shall pay Executive an Annual Profit Bonus (the “Annual Profit Bonus”) based upon the Company’s pre-tax profit received for each fiscal year or portion thereof during the Executive’s employment term, which shall be made under and subject to the terms of the 2007 Plan;
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) previously approved payment to the Executive of $2,000,000 under the Annual Profit Bonus for the Company’s fiscal year ended December 31, 2016;
WHEREAS, pursuant to Section 4(b) of the Employment Agreement, the Executive is eligible to receive additional bonuses during his employment term as determined by the Board or the Committee;
WHEREAS, the Committee previously granted the Executive awards (the “Annual Incentive”) under the 2010 Plan with a target amount of $6,000,000, subject to the Company’s achievement of certain operating earnings, return on equity, and combined ratio performance goals that the Committee established for the Company’s fiscal year ended December 31, 2016;
WHEREAS, on April 4, 2017, the Company filed its Form 10-K for the year ended December 31, 2016, which included restated financial statements and related disclosures for 2014 and 2015 (the “Restated Results”);
WHEREAS, the Executive has advised the Committee that, after consideration of the Restated Results and as a matter of good corporate governance, he wishes to forgo any additional Annual Profit Bonus and any Annual Incentive that he may otherwise be entitled to or that may be payable to him under his Employment Agreement, the 2007 Plan or the 2010 Plan for the Company’s fiscal year ended December 31, 2016;
WHEREAS, the Company’s independent auditors reported to the Audit Committee of the Board of Directors that they had not identified any fraud or misconduct on the part of any executive officer of the Company that resulted in the Company being required to prepare the Restated Results and, based thereon, the Committee has determined that the recapture provisions under Section 6(b) of the 2010 Plan have not been triggered;
WHEREAS, based upon the Restated Results, up to $3,120,000 in annual incentives previously paid to the Executive for the Company’s fiscal years ended December 31, 2014 and December 31, 2015, could potentially be subject to repayment pursuant to Section 7(b)(vi) of the 2010 Plan;

WHEREAS, the Committee has determined that an Annual Profit Bonus of $3,900,000 would be payable to the Executive for the Company’s fiscal year ended December 31, 2016 and that, based upon the Company’s operating earnings, return on equity, and combined ratio performance goals for the Company’s fiscal year ended December 31, 2016, an Annual Incentive of up to $6,000,000 would be payable to the Executive for the Company’s fiscal year ended December 31, 2016; and
WHEREAS, in consideration of the foregoing matters, and such other factors as the Committee has determined relevant and appropriate, and intending to fully satisfy any amounts required to be paid by the Executive under Section 7(b)(vi) of the 2010 Plan and otherwise solely as a matter of good corporate governance and not on account of any finding or determination of misconduct, the Committee has determined not to approve or pay (i) any additional Annual Profit Bonus for or to the Executive for the Company’s fiscal year ended December 31, 2016, or (ii) any Annual Incentive for or to the Executive under the 2007 Plan or the 2010 Plan for the Company’s fiscal year ended December 31, 2016.
NOW, THEREFORE, in consideration of the foregoing and agreeing to be legally bound hereby, the Company and the Executive hereby agree, affirm and acknowledge as follows:

1.
Annual Profit Bonus. The Executive shall not be entitled to or paid any additional Annual Profit Bonus for the Company’s fiscal year ended December 31, 2016, and the Executive hereby waives and irrevocably forgoes any additional Annual Profit Bonus for such fiscal year to which he may otherwise be entitled under the terms of the Annual Profit Bonus Arrangement.

2.
Annual Incentive. For the Company’s fiscal year ended December 31, 2016, no Annual Incentive shall be payable to the Executive, notwithstanding any achievement of relevant performance goals for such fiscal year.

3.
Recapture Rights. The foregoing terms are intended to and shall be deemed to satisfy in full any recapture rights under the 2010 Plan that may exist with respect to the Executive based on the Restated Results with respect to the Company’s fiscal years ended December 31, 2014 and December 31, 2015.

4.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

5.
Counterparts.    This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this agreement as of April 5, 2017.

AMTRUST FINANCIAL SERVICES, INC.

By:    /s/ Stephen Ungar
Name:    Stephen Ungar
Title:    Secretary

/s/ Barry D. Zyskind
Barry D. Zyskind